EXHIBIT 3.1

                            ARTICLES OF AMENDMENT
                                     TO
                          ARTICLES OF INCORPORATION
                                     OF
                         JORDAN AMERICAN HOLDINGS, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, Jordan American Holdings, Inc., a Florida profit corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

1. Article First of the Corporation's Articles of Incorporation is hereby amended in its entirety to read as follows:

     FIRST: The name of the corporation is Gundaker/Jordan American Holdings, Inc. (the "Corporation")

2. The first paragraph of Article Fourth of the Corporation's Articles of Incorporation is hereby amended in its entirety to read as follows:

     FOURTH: The Corporation is authorized to issue 20,000,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, $0.01 par value.

3.  The date of the amendment's adoption was September 15, 2003.

4. Adoption of the amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 15th day of September, 2003.


JORDAN AMERICAN HOLDINGS, INC.


By: /s/ W. Neal Jordan
    W. Neal Jordan
    President and Chief Executive Officer